Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for August 31, 2010. Net assets of the Fund were unaffected by the reclassifications.

Reduction                                      Increase
                                                                                        to Accumulated                        to Accumulated
                               Reduction to                                    Net Investment                   Net Realized Gain
            Paid-in Capital                                                  Loss                      on Investments3
       ---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
   $2,920,459                $1,605,431                                           $1,315,028